Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 18, 2010

iPath Exchange Traded Notes® TM iPath S&P 500 VIX Mid-Term Futures ETN iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or through early redemption 1, based on the performance of the index less investor fees. The iPath® S&P 500 VIX Mid-Term Futures™ ETN is designed to provide investors with cost effective exposure to the S&P 500 VIX Mid-Term Futures™ Index TR.NOTE DETAILS Ticker VXZ Intraday indicative value ticker VXZ.IV Bloomberg index ticker SPVXMTRCUSIP 06740C519 Primary exchange NYSE Arca Yearly fee 0.89% Inception date 01/29/09 Maturity date 01/30/19 Index S&P 500 VIX Mid-Term Futures™ Index TR* The investor fee is the Yearly Fee times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365. ISSUER DETAILS Barclays Bank PLC long-term, unsecured obligations* S&P rating AA-Moody’s rating Aa3 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. INDEX COMPOSITIONSPVXSTR100.00%Source: S&P as of 06/30/10. The S&P 500 VIX Mid-Term Futures™ Index TR measures the return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts and targets a constant maturity of five months. INDEX CORRELATIONS S&P 500 VIX Mid-Term Futures™ Index TR 1.00 S&P 500 VIX Short-Term Futures™ Index TR 0.94 S&P 500 Index -0.81CBOE SPX Volatility Index 0.88 Source: S&P, Bloomberg, BlackRock, CBOE (06/09-06/10), based on monthly returns. 1 Investors may redeem at least 25,000 units of the iPath® S&P 500 VIX Mid-Term FuturesTM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures decribed in the relevant prespectus. A redemption charge of 0.05% times the daily redemption value will apply. The redemption charge is a one-time change imposed upon early redemption and is intended to allow the issuer to recoup brokerage and other transaction costs in connection with early redemption.

iPath® S&P 500 VIX Mid-Term FuturesTM ETN The S&P 500 VIX Mid-Term Futures™ Index TR is designed to provide access to equity market volatility through CBOE Volatility Index® (the “VIX Index”) futures. Specifically, the S&P 500 VIX Mid-Term Futures™ Index TR offers exposure to a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts and reflects the implied volatility of the S&P 500® Index at various points along the volatility forward curve. The Index futures roll continuously throughout each month from the fourth month VIX futures contract into the seventh month VIX futures contract. A direct investment in VIX (commonly referred to as spot VIX) is not possible. The S&P 500 VIX Mid-Term Futures™ Index TR holds VIX futures contracts, which could involve roll costs and exhibit different risk and return characteristics. Investments offering volatility exposure can have various uses within a portfolio including hedging, directional, or arbitrage strategies and are typically short or medium-term in nature. INDEX TOTAL RETURNS & STANDARD DEVIATION (as of 6/30/10) 3-MONTH % 6-MONTH RETURN % 1-YEAR RETURN % STANDARD DEVIATION % ANNUALIZED* S&P 500 VIX Mid-Term Futures™ Index TR 46.41 28.74 15.39 30.54 S&P 500 VIX Short-Term Futures™ Index TR 49.42 -6.56 -53.48 55.24 S&P 500 Index -11.43 -6.65 14.43 16.89CBOE SPX Volatility Index 96.36 59.32 31.08 67.97* Based on monthly returns for 06/09—06/10. Source: S&P, Bloomberg, CBOE, BlackRock.Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of TR and the S&P 500 VIX Mid-Term Futures™ Index TR is subject to risks associated with fluctuations, the main risks see “Risk Factors” in the applicable prospectus. particularly a decline, in the performance of each index. Because the performance of each index is linked to the CBOE Volatility Index (the “VIX Index”), the performance of each index will depend on Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts and other documents Barclays Bank PLC has filed with the SEC for more complete information on the VIX Index and, consequently, the level of each index. Additional factors that may contribute to about the issuer and this offering. You may get these documents for free by visiting www.iPathETN fluctuations in the level of each index include prevailing market prices and forward volatility levels of the.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the BlackRock Fund Distribution Company assists in the promotion of the Securities. listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured structured product markets. debt. The Securities are riskier than ordinary unsecured debt securities and have no principal ® ® ® ™ “Standard & Poor’s “, “S&P “, “S&P 500 “, “Standard & Poor’s 500 “, “S&P 500 VIX Short-Term protection. Risks of investing in the Securities include limited portfolio diversification, trade price TM TM Futures “ and “S&P 500 VIX Mid-Term Futures “ are trademarks of S&P and have been licensed for fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated direct investment in index or index components. The investor fee will reduce the amount of your return (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or at maturity or on redemption, and as a result you may receive less than the principal amount of your promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express investment at maturity or upon redemption of your Securities even if the value of the relevant index has or implied, to the owners of the Securities or any member of the public regarding the advisability of increased. An investment in iPath ETNs may not be suitable for all investors. investing in securities generally or in the Securities or in the ability of either index to track market The Securities may be sold throughout the day on the exchange through any brokerage account. There performance. are restrictions on the minimum number of Securities you may redeem directly with the issuer as ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered specified in the applicable prospectus. Commissions may apply and there are tax consequences in the trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in property, and used with the permission, of their respective owners. iP-0260-0810 iP-VXZ-I0610 significant losses. iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar Not FDIC Insured • No Bank Guarantee • May Lose Value markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions. An investment in iPath ETNs linked to the performance of the S&P 500 VIX Short-Term Futures™ Index FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com